CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

To the Board of Directors
Instapay Systems, Inc.

We consent to the incorporation by reference in the Registration Statement of Instapay Systems, Inc. on Form SB-2/A to be filed with the Security and Exchange Commission on or about December 1, 2004, of our Independent Auditors' Report, dated April 4, 2003 with respect to the financial statements of Instapay Systems, Inc. for the year ended December 31, 2002, which are included in its Form 10-KSB for the year ended December 31, 2003.

Hurley & Company
Granada Hills, California
December 1, 2004